EXHIBIT 3.1

                                                               Appendix II to
                                                     Reorganization Agreement


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                         VIRGINIA FINANCIAL CORPORATION


                                     I. NAME

                      The name of the Corporation is:

                         Virginia Financial Corporation

                                   II. PURPOSE

     The Corporation shall be organized for the purpose of engaging in any lawful business for a corporation organized under the laws of Virginia.

                               III. CAPITAL STOCK

     Section 1. Number. The Corporation shall have authority to issue five million (5,000,000) shares of Common Stock, par value $5.00 per share.

     Section 2. Voting. The holders of Common Stock shall be entitled to one vote per share on all matters as to which a stockholder vote is taken.

     Section 3. No Preemptive Rights. No holder of capital stock of the corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.